THRIVENT INVESTMENT MANAGEMENT INC.
625 Fourth Avenue South
Minneapolis, Minnesota 55415

July 8, 2004

Edward W. Smeds, Chairman
Thrivent Mutual Funds
625 Fourth Avenue South
Minneapolis, Minnesota 55415

Dear Mr. Smeds:

This letter is to confirm to you that, effective with the merger of various series of The Lutheran Brotherhood Family of Funds into the comparable series of Thrivent Mutual Funds, Thrivent Investment Management Inc. ("Thrivent Investment Mgt."), the investment adviser for Thrivent Mutual Funds, has agreed to temporarily reimburse certain expenses associated with some of the Funds as detailed below:

  Thrivent Investment Mgt. has agreed, through at least December 31, 2004, to reimburse certain expenses associated with operating Thrivent Technology Fund equal in the aggregate to 0.50% of the average daily net assets of the Class A shares of the Fund and 1.0% of the average daily net assets of the Class B shares of the Fund.

  Thrivent Investment Mgt. has agreed, through at least December 31, 2004, to reimburse certain expenses associated with operating Thrivent Partner Small Cap Value Fund equal in the aggregate to 0.50% of the average daily net assets of the Fund.

  Thrivent Investment Mgt. has agreed, through at least July 31, 2005, to reimburse certain expenses associated with operating Thrivent Small Cap Index Fund in order to limit the net operating expenses to an annual rate of 0.95% of the average daily net assets of the Fund.

  Thrivent Investment Mgt. has agreed, through at least July 31, 2005, to reimburse certain expenses associated with operating Thrivent Mid Cap Index Fund in order to limit the net operating expenses to an annual rate of 0.90% of the average daily net assets of the Fund.

  Thrivent Investment Mgt. has agreed, through at least December 31, 2005, to reimburse certain expenses associated with operating Thrivent Large Cap Growth Fund equal in the aggregate to 0.80% of the average daily net assets the Fund.

  Thrivent Investment Mgt. has agreed, through at least July 31, 2005, to reimburse certain expenses associated with operating Thrivent Large Cap Index Fund in order to limit the net operating expenses to an annual rate of 0.60% of the average daily net assets of the Fund.

  Thrivent Investment Mgt. has agreed, through at least December 31, 2005, to reimburse certain expenses associated with operating Thrivent Money Market Fund equal in the aggregate 0.10% of the average daily net assets of the Fund.

Sincerely,

/s/ John C. Bjork
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John C. Bjork, Assistant Secretary